Exhibit 10.2

REAFFIRMATION AND RATIFICATION AGREEMENT

April 10, 2020

GENE BIOTHERAPEUTICS, iNC.
11568 Sorrento Valley Road
Suite Fourteen
San Diego, CA 92121

Ladies and Gentlemen:

Shanxi Taxus Pharmaceuticals Co., Ltd. (“Shanxi”) executed and delivered to Gene Biotherapeutics, Inc. (“Company”) a Restructuring Plan Settlement Letter dated December 19, 2019 (“Letter Agreement”) pursuant to which Shanxi agreed to cancel its $600,000 equity subscription with respect to the Company and treat the payment as an upfront license fee on the Excellagen and Generx licenses described in the Letter Agreement.

Concurrently herewith, Shanxi and Activation Therapeutics, Inc., a wholly-owned subsidiary of the Company (“Activation”), are entering into a certain Tri-Party Excellagen Agreement with respect to Excellagen (the “Excellagen License Agreement”) and Shanxi and Angionetics, Inc., a majority-owned subsidiary of the Company (“Angionetics”), are entering into a certain Distribution and License Agreement with respect to Generx (the “Generx License Agreement and, together with the Excellagen License Agreement, the “Definitive License Agreements”). To induce the Company to cause Activation and Angionetics to enter the Definitive License Agreements, Shanxi for and on behalf of itself and its present or former parents, subsidiaries, affiliates, officers, managers, members, successors and assigns (“Releasor Parties”) hereby:

(a) acknowledges, ratifies, reaffirms and confirms that any and all rights, agreements, arrangements or commitments of any kind or character relating to the capital stock of the Company or any of its subsidiaries (including without limitation, Angionetics and Activation) or obligating the Company or any of its subsidiaries (including, without limitation, Angionetics and Activation) to issue or sell any shares of capital stock of, or any other interest in, the Company or such subsidiary, are terminated and cancelled without any further force or effect; and

(b) releases, remises, acquits and forever discharges the Company, Angionetics, Activation, their subsidiaries and affiliates and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature (the “Claims”), for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, whether such Claims are matured or unmatured or known or unknown, excluding Claims arising out of a breach of any representations warranties or covenants contained in the Definitive License Agreements.

It is the intention of Shanxi that this letter agreement and the release set forth above shall constitute a full and final accord and satisfaction of all Claims they may have or hereafter be deemed to have against the Released Parties as set forth herein. In furtherance of this intention, Shanxi expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to Claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this letter agreement and which, if known by Releasors or any of them, might have materially affected the agreement set forth herein. In furtherance of this intention, Shanxi hereby expressly waives any and all rights and benefits conferred upon you by Section 1542 of the California Civil Code, which provides:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor or released party.

Shanxi understands, acknowledges and agrees that (a) the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release; (b) no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above; and (c) it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any Claim waived, released and discharged by such Releasor Party in this letter agreement. If a Releasor Party or any of its successors, assigns or other legal representatives violates the covenant set forth in above, Shanxi agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Released Party as a result of such violation

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This Reaffirmation and Ratification Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York. Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

Very truly yours,

SHANXI TAXUS PHARMACEUTICALS CO., LTD.

BY:	/s/ Jiayue Zhang
NAME:	Jiayue Zhang
TITLE:	Chairman and President

Accepted and Agreed as of , 2020:

GENE BIOTHERAPEUTICS, INC.

BY:	/s/ Christopher Reinhard
NAME:	Christopher Reinhard
TITLE :	Chief Executive Officer